Exhibit 99.1

KCG ANNOUNCES CONSOLIDATED LOSS OF $0.13 PER SHARE

FOR THE THIRD QUARTER OF 2016

JERSEY CITY, New Jersey – October 20, 2016 – KCG Holdings, Inc. (NYSE: KCG) today reported a consolidated loss of $11.2 million, or $0.13 per share, for the third quarter of 2016. The third quarter consolidated loss includes an income tax benefit of approximately $6.1 million or $0.07 per share primarily related to tax deductions and credits generated from the company’s software development activities.

Select Financial Results

	($ in thousands, except EPS)
	3Q16	2Q16	3Q15
Total Revenues	208,532	319,914	377,036
Trading revenues, net	113,829	186,882	277,677
Commissions and fees	87,842	94,961	95,027
Net Revenues(1)	111,999	190,076	283,796
Pre-tax (loss) earnings	(27,974)	54,565	35,419
EPS	(0.13)	0.38	0.24

(1)	See Exhibit 4 for a reconciliation of Total revenues to Net revenues. Net revenues is a non-GAAP measure the company uses to measure its performance as well as make certain strategic decisions.

Third Quarter Highlights

•	Averaged approximately 30 percent market share of retail SEC Rule 605 U.S. equity share volume among the leading market makers during the quarter

•	Averaged approximately 16 percent market share of U.S. ETF share volume from market making and agency-based trading activity during the quarter

•	Completed the migration of KCG MatchIt to a new matching engine

•	Acquired Neonet Securities AB, an independent agency broker and execution specialist based in Stockholm, Sweden

•	Named Mike Blum Chief Technology Officer effective October 1, 2016

Daniel Coleman, Chief Executive Officer of KCG, said, “Market activity quickly died down after a brief post-Brexit flurry to close the second quarter and remained subdued throughout July and August with cautious trading and realized volatility near all-time lows. Despite a modest pickup in September, the trading environment proved challenging for our quantitative trading models. Although KCG’s financial results for the quarter were disappointing, we nonetheless posted strong market share in core segments of the market. In addition, we completed the acquisition of Neonet, which expands KCG’s agency-based electronic trading in Europe ahead of anticipated opportunities from regulatory changes with the implementation of MiFID II.”

Market Making

The Market Making segment encompasses direct-to-client and non-client, exchange-based market making across multiple asset classes and is an active participant in all major cash, options and futures markets in the U.S., Europe and Asia. During the third quarter of 2016, the segment generated total revenues of $136.1 million and a pre-tax loss of $13.8 million.

In the third quarter of 2016, market volumes, realized volatility and bid-ask spreads in U.S. equities contracted due in part to the uncertain outlook. During the quarter, consolidated U.S. equity dollar volume declined 15 percent year over year. Amid intensified competition for retail order flow, KCG Market Making grew market share of retail U.S. equity share volume to approximately 30 percent. Market volumes outside U.S. equities were generally flat to down year over year, led by declines in European equities and currencies.

Mr. Coleman commented, “The unusually low volatility and generally poor market conditions combined with renewed competition for retail order flow negatively impacted the contribution from U.S. equities for the quarter. KCG market making underperformed as reflected in the average revenue capture per U.S. equity dollar value traded for the quarter. Market making outside U.S. equities faced similarly difficult conditions. As we build scale in select asset classes and regions, and market conditions generally improve, we expect contributions outside U.S. equities to become more significant to the segment revenues.”

In the second quarter of 2016, the segment generated total revenues of $211.8 million and pre-tax income of $40.5 million.

In the third quarter of 2015, the segment generated total revenues of $299.8 million and pre-tax income of $85.4 million, which includes expenses related to asset writedowns of $4.4 million.

Select Trade Statistics: U.S. Equity Market Making

	3Q16	2Q16	3Q15
Average daily dollar volume traded ($ millions)	26,352	26,046	31,517
Average daily trades (thousands)	3,288	3,577	4,025
Average daily shares traded (millions)	3,768	4,680	4,823
NYSE and NASDAQ shares traded	949	972	985
OTC Bulletin Board and OTC Market shares traded	2,820	3,708	3,838
Average revenue capture per U.S. equity dollar value traded (bps)	0.67	1.07	1.27

Global Execution Services

The Global Execution Services segment comprises agency execution services and trading venues. During the third quarter of 2016, the segment generated total revenues of $63.7 million and a pre-tax loss of $0.4 million.

In the third quarter of 2016, institutional trading activity was predominantly defensive given the historic market valuations, negative outlook for corporate earnings and potential for disruptive market events. Outflows from U.S. equity mutual funds increased for the second straight quarter and redemption pressures on U.S. equity hedge funds continued from the first half of the year. Amid a 10 percent decline in consolidated U.S. equity share volume for the quarter compared to a year ago, KCG Algorithmic Trading grew U.S. equity share volume from the 25 largest U.S. asset managers by five percent. KCG BondPoint grew fixed income par value traded more than 50 percent year over year.

Mr. Coleman commented, “The results for agency trading during the quarter generally follow the declines in market volumes of U.S. equities and ETFs. Nonetheless, KCG Algorithmic Trading and KCG BondPoint made further inroads with the leading asset managers and retail brokers, respectively. As firms elevate best execution as a fiduciary in trading decisions, I believe we will become an even more important service provider to our clients.”

In the second quarter of 2016, the segment generated total revenues of $68.1 million and pre-tax income of $1.7 million.

In the third quarter of 2015, the segment generated total revenues of $69.7 million and a pre-tax loss of $1.1 million.

Select Trade Statistics: Agency Execution and Trading Venues

	3Q16	2Q16	3Q15
Average daily KCG Institutional Equities U.S. equities shares traded (millions)(1)	206.4	217.5	236.3
Average daily KCG BondPoint fixed income par value traded ($ millions)	201.5	203.3	130.5

(1)	KCG Institutional Equities average daily U.S. National Market System (NMS) equity share volume represents trading on behalf of clients covering algorithmic trading and high touch sales trading in single stocks, ETFs and programs. In 2016, KCG modified the reporting of trading volumes within the Global Execution Services segment to remove internal volume generated by KCG trading desks and add volume from sales trading. Prior periods have been recast for this new presentation.

Corporate and Other

The Corporate and Other segment includes strategic investments and corporate overhead expenses. During the third quarter of 2016, the segment generated total revenues of $8.7 million and a pre-tax loss of $13.8 million.

In the second quarter of 2016, the segment generated total revenues of $40.0 million and pre-tax income of $12.4 million. Included in these results is a gain of $33.4 million from the sale of a portion of the company’s investment in Bats Global Markets, Inc. (“Bats”). Following the sale, KCG retained a 13.7 percent ownership stake in Bats.

In the third quarter of 2015, the segment generated total revenues of $7.6 million and a pre-tax loss of $49.0 million, which included a writedown of assets and other real estate related charges of $29.7 million.

Financial Condition

As of September 30, 2016, KCG had $505.5 million in cash and cash equivalents and total outstanding debt of $453.5 million. KCG had $1.44 billion in stockholders’ equity, equivalent to a book value of $16.70 per share and tangible book value, which includes the value of its assets of businesses held for sale, of $15.54 per share based on total shares outstanding of 86.2 million, including restricted stock units.

During the third quarter of 2016, KCG repurchased warrants for $0.7 million.

KCG’s headcount was 981 full-time employees at September 30, 2016, including 51 employees from the acquisition of Neonet Securities AB, compared to 942 at June 30, 2016.

Other Events

On September 26, 2016, CBOE Holdings, Inc. (“CBOE”) and Bats announced that they had entered into a definitive merger agreement pursuant to which CBOE would acquire Bats. As of September 30, 2016, KCG held approximately 13.2 million shares of Bats Common Stock or approximately 13.7 percent of total Bats Common Stock outstanding (including the Bats non-voting common stock) based on the shares outstanding as of July 31, 2016, as reported by Bats in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. In connection with its sale of shares in the IPO, KCG agreed to a lock-up agreement that restricts KCG’s ability to transfer shares of Bats Common Stock for a period of time following the IPO. Pursuant to the terms of the lock-up agreement, approximately 4.4 million shares of Bats Common Stock held by KCG have been released from the lock-up. If the merger between CBOE and Bats is completed, the lock-up agreement will terminate and any shares of CBOE common stock that KCG receives in the transaction will be freely transferable.

Conference Call

KCG will hold a conference call to discuss third quarter 2016 financial results starting at 9:00 a.m. Eastern Time today, October 20, 2016. To access the call, dial 888-596-2581 (domestic) or 913-312-0728 (international) and enter passcode 7871836. In addition, the call will be webcast at http://edge.media-server.com/m/p/k72g28av. Following the conclusion of the call, a replay will be available by selecting a number based on country of origin from a list posted at: https://replaynumbers.conferencinghub.com/index.aspx?confid=3402400&passcode=3402400 and entering passcode 7871836.

Additional information for investors, including a presentation of the third quarter financial results, can be found at http://investors.kcg.com.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with specialized client service across market making, agency execution and venues and also engages in principal trading via exchange-based market making. KCG has multiple access points to trade global equities, fixed income, options, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein and the documents incorporated by reference containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar meaning, may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the inability to manage trading strategy performance and grow revenue and earnings; (ii) the receipt of additional payments from the sale of KCG Hotspot that are subject to certain contingencies; (iii) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by Congress, federal and state regulators, the SROs and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (iv) past or future changes to KCG’s organizational structure and management; (v) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vi) KCG’s ability to keep up with technological changes; (vii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, cybersecurity risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (viii) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; (ix) the effects of increased competition and KCG’s ability to maintain and expand market share; (x) the announced plan to relocate KCG’s global headquarters from Jersey City, NJ to New York, NY; and (xi) KCG’s ability to complete the sale or disposition of any or all of the assets or businesses that are classified as held for sale. The list above is not exhaustive. Because forward looking statements involve risks and uncertainties, the actual results and performance of KCG may materially differ from the results expressed or implied by such statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, KCG also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the U.S. Securities and Exchange Commission (“SEC”), including those detailed in “Risk Factors” in Part I, Item 1A of KCG’s Annual Report on Form10-K for the year ended December 31, 2015, “Legal Proceedings” in Part I, Item 3, under “Certain Factors Affecting Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time. This information should be read in conjunction with KCG’s Consolidated Financial Statements and the Notes thereto contained in its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com

KCG HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Exhibit 1

	For the three months ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(In thousands, except per share amounts)
Revenues
Trading revenues, net	$113,829	$186,882	$277,677
Commissions and fees	87,842	94,961	95,027
Interest, net	677	267	(1,080)
Investment income and other, net	6,184	37,804	5,412

Total revenues	208,532	319,914	377,036

Expenses
Employee compensation and benefits	49,006	76,092	121,597
Execution and clearance fees	71,995	73,742	67,502
Communications and data processing	36,733	36,376	35,256
Depreciation and amortization	21,876	22,234	23,813
Payments for order flow	13,845	13,090	17,121
Collateralized financing interest	10,693	9,609	8,617
Occupancy and equipment rentals	9,275	9,829	7,472
Debt interest expense	9,153	9,191	9,958
Professional fees	4,139	5,301	4,406
Business development	994	1,960	1,846
Writedown of assets and other real estate related charges	—	—	34,029
Other	8,797	7,925	10,000

Total expenses	236,506	265,349	341,617

(Loss) income before income taxes	(27,974)	54,565	35,419
Income tax (benefit) expense	(16,760)	21,011	13,482

Net (loss) income	$(11,214)	$33,554	$21,937

Basic (loss) earnings per share	$(0.13)	$0.39	$0.24

Diluted (loss) earnings per share	$(0.13)	$0.38	$0.24

Shares used in computation of basic (loss) earnings per share	85,009	86,138	91,134

Shares used in computation of diluted (loss) earnings per share	85,009	88,214	92,079

	For the nine months ended
	September 30, 2016	September 30, 2015
	(In thousands, except per share amounts)
Revenues
Trading revenues, net	$524,649	$657,222
Commissions and fees	288,904	282,358
Interest, net	1,061	(1,699)
Investment income and other, net	59,256	397,193

Total revenues	873,870	1,335,074

Expenses
Employee compensation and benefits	222,684	337,786
Execution and clearance fees	219,371	198,573
Communications and data processing	108,766	103,260
Depreciation and amortization	66,015	65,154
Payments for order flow	39,590	47,277
Collateralized financing interest	29,465	25,932
Occupancy and equipment rentals	28,094	22,286
Debt interest expense	27,836	30,266
Professional fees	15,497	21,281
Business development	4,073	6,728
Debt extinguishment charges	—	25,006
Writedown of assets and other real estate related charges	—	40,488
Other	25,923	26,604

Total expenses	787,314	950,641

Income before income taxes	86,556	384,433
Income tax expense	27,051	132,357

Net income	$59,505	$252,076

Basic earnings per share	$0.69	$2.42

Diluted earnings per share	$0.67	$2.36

Shares used in computation of basic earnings per share	86,531	104,244

Shares used in computation of diluted earnings per share	88,481	106,816

KCG HOLDINGS, INC. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands) (Unaudited)	Exhibit 2

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$505,462	$581,313
Cash and cash equivalents segregated under federal and other regulations	3,000	3,000
Financial instruments owned, at fair value:
Equities	2,641,499	2,129,208
Debt securities	251,264	136,387
Listed options	12,190	178,360
Other financial instruments	—	445

Total financial instruments owned, at fair value	2,904,953	2,444,400
Collateralized agreements:
Securities borrowed	1,958,095	1,636,284
Receivable from brokers, dealers and clearing organizations	696,495	681,211
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	135,296	94,858
Investments	93,775	98,943
Goodwill and Intangible assets, less accumulated amortization	100,235	100,471
Deferred tax asset, net	151,024	151,225
Assets of businesses held for sale	8,194	25,999
Other assets	194,072	222,831

Total assets	$6,750,601	$6,040,535

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,927,864	$1,856,171
Debt securities	278,303	105,340
Listed options	16,319	151,893
Other financial instruments	302	—

Total financial instruments sold, not yet purchased, at fair value	2,222,788	2,113,404
Collateralized financings:
Securities loaned	647,602	463,377
Financial instruments sold under agreements to repurchase	1,034,700	954,902
Other collateralized financings	50,000	—

Total collateralized financings	1,732,302	1,418,279
Payable to brokers, dealers and clearing organizations	647,089	273,805
Payable to customers	29,615	17,387
Accrued compensation expense	96,087	154,547
Accrued expenses and other liabilities	129,548	134,026
Debt	453,524	484,989

Total liabilities	5,310,953	4,596,437

Equity
Class A Common Stock	1,090	1,060
Additional paid-in capital	1,460,313	1,436,671
Retained earnings	251,625	192,120
Treasury stock, at cost	(273,270)	(186,103)
Accumulated other comprehensive income	(110)	350

Total equity	1,439,648	1,444,098

Total liabilities and equity	$6,750,601	$6,040,535

KCG HOLDINGS, INC. PRE-TAX EARNINGS (LOSS) BY BUSINESS SEGMENT (In thousands) (Unaudited)	Exhibit 3

	For the three months ended
	September 30, 2016	June 30, 2016	September 30, 2015
Market Making
Revenues	$136,107	$211,824	$299,755
Expenses	149,883	171,314	214,336

Pre-tax (loss) earnings	(13,776)	40,510	85,419

Global Execution Services
Revenues	63,713	68,138	69,713
Expenses	64,152	66,454	70,763

Pre-tax (loss) earnings	(439)	1,684	(1,050)

Corporate and Other
Revenues	8,712	39,952	7,568
Expenses	22,471	27,581	56,519

Pre-tax (loss) earnings	(13,759)	12,371	(48,951)

Consolidated
Revenues	208,532	319,914	377,036
Expenses	236,506	265,349	341,617

Pre-tax (loss) earnings	$(27,974)	$54,565	$35,419

	For the nine months ended
	September 30, 2016	September 30, 2015
Market Making
Revenues	$606,849	$716,631
Expenses	504,626	587,471

Pre-tax earnings	102,223	129,160

Global Execution Services
Revenues	208,245	597,502
Expenses	200,739	227,430

Pre-tax earnings	7,506	370,072

Corporate and Other
Revenues	58,776	20,941
Expenses	81,949	135,740

Pre-tax loss	(23,173)	(114,799)

Consolidated
Revenues	873,870	1,335,074
Expenses	787,314	950,641

Pre-tax earnings	$86,556	$384,433

KCG HOLDINGS, INC. RECONCILIATION OF TOTAL REVENUES TO NET REVENUES (In thousands) (Unaudited)	Exhibit 4

	For the three months ended
	September 30, 2016	June 30, 2016	September 30, 2015
Total revenues per Consolidated Statements of Operations	$208,532	$319,914	$377,036
Less:
Execution and clearance fees	71,995	73,742	67,502
Payments for order flow	13,845	13,090	17,121
Collaterlaized financing interest	10,693	9,609	8,617
Gain from the sale of a portion of the Company’s investment in Bats	—	33,397	—

Net revenues	$111,999	$190,076	$283,796

	For the nine months ended
	September 30, 2016	September 30, 2015
Total revenues per Consolidated Statements of Operations	$873,870	$1,335,074
Less:
Execution and clearance fees	219,371	198,573
Payments for order flow	39,590	47,277
Collaterlaized financing interest	29,465	25,932
Gain from the sale of a portion of the Company’s investment in Bats	33,397	—
Gain on sale of KCG Hotspot	—	385,026

Net revenues	$552,047	$678,266